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                               FIRST AMENDMENT TO

                  AGREEMENT AND PLAN OF REORGANIZATION BETWEEN

                        RADIUS INC. AND VIDEOFUSION, INC.


This First Amendment to Agreement and Plan of Reorganization ("AMENDMENT") is entered into as of August 25, 1994, by and between Radius Inc., a California corporation ("RADIUS"), and VideoFusion, Inc., a Delaware corporation ("VIDEOFUSION").

                                    RECITALS

     A. The parties entered into that certain Agreement and Plan of Reorganization dated as of July 19, 1994 (the "AGREEMENT").

     B. Pursuant to Section 11.6 of the Agreement, the parties may amend the Agreement at any time before or after approval of the Agreement by the stockholders of VideoFusion.

     C. The stockholders of VideoFusion have not approved the Agreement as of the date hereof.

     D. The parties wish to amend the Agreement to the extent provided in this Amendment.

          NOW, THEREFORE, the parties hereto agree as follows:

     1. SCOPE OF AMENDMENT. Except as specifically provided herein, the parties reaffirm the Agreement. All capitalized terms used in this Amendment have the definition used in the Agreement unless there is a different definition in this Amendment. This Amendment shall amend the Agreement only to the extent provided herein.

     2. SECTION 1.1.1. Section 1.1.1 of the Agreement is hereby amended to read as follows:

                    1.1.1 CONVERSION OF SHARES. Each share of VideoFusion Common Stock, $0.001 par value ("VIDEOFUSION COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the "Applicable Number" of fully paid and nonassessable shares of Radius Common Stock ("RADIUS COMMON STOCK"), subject to adjustment as provided in Sections 1.1.2 and 1.2 below (the "INITIAL PAYMENT"), and the contingent right to receive the consideration provided for in Sections 1.8 and 1.9 below. The "APPLICABLE NUMBER" will be determined by (a) dividing $5,053,800, adjusted pursuant to Section
          1.1.3 below, by $6.75 and (b) dividing 50% of that quotient by the sum of the total number of issued and outstanding shares of VideoFusion Common Stock at the Effective Time.

     3. SECTION 1.8.3. Section 1.8.3 of the Agreement is hereby amended to read as follows:

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                    1.8.3     MILESTONE 3.  At such time as the VideoFusion
          Employees integrate Radius' 4EA technology into VideoFusion Andretti in accordance with mutually agreed upon written specifications delivered at or before the Closing ("MILESTONE 3"), Radius will issue and deliver $1,684,600 in shares of Radius Common Stock valued at the Milestone Valuation. However, such $1,684,600 amount shall be reduced by $21,058 for each week, or portion thereof, that the completion of Milestone 3 is delayed beyond the date that is six (6) months after completion of Milestone 2. In no event, however, shall the total value of the shares of Radius Common Stock issued in the Initial Payment (based on a per share value of $6.75) plus the total value of the shares of Radius Common Stock issued upon completion of Milestone 3 (based on a per share value at the Milestone Valuation) plus the dollar amount of the Net Value adjustment made under Section 1.1.3 exceed $4,211,500.

     4. SECTION 2.7. The first two sentences of Section 2.7 of the Agreement are hereby amended to read as follows:

                    2.7 VIDEOFUSION FINANCIAL STATEMENTS. VideoFusion has delivered to Radius in EXHIBIT 2.7 VideoFusion's unaudited balance sheet as of June 30, 1994, VideoFusion's unaudited income statement for the six-month period ended June 30, 1994, VideoFusion's unaudited balance sheet as of December 31, 1993 and VideoFusion's unaudited income statement for the fiscal year ended December 31, 1993 (collectively, the "VideoFusion Financial Statements"). The VIDEOFUSION FINANCIAL STATEMENTS, in all material respects, (a) are in accordance with the books and records of VideoFusion, (b) fairly and accurately represent the financial condition of VideoFusion at the respective dates specified therein and the results of operations for the respective periods specified therein and (c) have been prepared in substantial accordance with generally accepted accounting principles applied on a consistent basis, subject only to the condition that the VideoFusion Financial Statements do not contain all required footnotes.

     5.   Section 10.2.  The following is hereby added at the end of Section
10.2 of the Agreement:

          Any amounts Radius receives as indemnifiable losses will be treated as an adjustment to the consideration paid to the VideoFusion Holders pursuant to Section 1 hereof.

     6. NEW SECTION 11.18. The following is hereby added as new Section 11.18 of the Agreement:

          11.18 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


RADIUS                                  VIDEOFUSION


By:                                     By:
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     Charles W. Berger                            Joel P. Epstein
     Chairman and Chief Executive Officer         Chairman

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